(a)(75)

ING INVESTORS TRUST

AMENDMENT #66 TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

ABOLITION OF SERIES OF SHARES

OF BENEFICIAL INTEREST

The undersigned, being a majority of the Trustees of ING Investors Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article VI, Section 6.2 and Article XI, Sections 11.2 and 11.4 of the Trust’s Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended, hereby abolish the ING Wells Fargo Small Cap Disciplined Portfolio, and the establishment and designation thereof, there being no shares of such series currently outstanding.

Dated: August 23, 2010

/s/ Colleen D. Baldwin	/s/ J. Michael Earley

Colleen D. Baldwin, as Trustee	J. Michael Earley, as Trustee

/s/ John V. Boyer	/s/ Patrick W. Kenny

John V. Boyer, as Trustee	Patrick W. Kenny, as Trustee

/s/ Patricia W. Chadwick	/s/ Shaun P. Mathews

Patricia W. Chadwick, as Trustee	Shaun P. Mathews, as Trustee

/s/ Robert W. Crispin	/s/ Sheryl K. Pressler

Robert W. Crispin, as Trustee	Sheryl K. Pressler, as Trustee

/s/ Peter S. Drotch	/s/ Roger B. Vincent

Peter S. Drotch, as Trustee	Roger B. Vincent, as Trustee